NEWS RELEASE

Ocean Power Technologies Announces United States Navy Contract Award

OPT to Develop Fiber Optic Mooring Technology for the Naval Air Warfare Center

Monroe Township, N.J., February 12, 2019 (GLOBE NEWSWIRE) — Ocean Power Technologies, Inc. (“OPT” or “the Company”) (NASDAQ: OPTT), a leader in innovative and cost-effective ocean energy solutions, today announced a contract award from the United States Navy valued at $125,000, and an additional three options totaling $100,000 for a total potential contract value of $225,000. Under this contract, OPT will immediately begin the development of a buoy mooring system which incorporates fiber optics for the transmission of subsea sensor data to airplanes, ships, and satellites. OPT will execute the work under its Innovation & Support Services line and will leverage its many years of experience with marine systems and U.S. Navy programs to address the Navy’s need for reliable and low-cost “optical-mechanical mooring cables”. Importantly, the fiber optic mooring concepts developed under this contract may be incorporated into OPT’s PowerBuoy® and Subsea Battery Module product lines.

George Kirby, Chief Executive Officer of Ocean Power Technologies, commented, “We’re very excited for this Phase I award by the U.S. Navy to develop a fiber optic mooring line which may be used for both defense and commercial applications. We believe that this new contract award further validates our technical expertise and experience with ocean energy systems and could also lead to additional future contract awards where we might utilize OPT technologies which are already in advanced stages of development. To date, OPT has earned 28 U.S. Government awards, including eight Phase I awards, which led to five Phase II efforts and 15 Phase III efforts, all related to marine systems and applications. We welcome the opportunity that this new contract brings, and this award now allows us to immediately bid on a Phase II contract.”

OPT has submitted several proposals to the U.S. Navy and the Office of Naval Research under its Innovation and Support Services line on topics such as powering acoustic and non-acoustic sensors and improving the persistence of unmanned underwater vehicles through battery recharging and critical data transfer. Additionally, OPT has successfully advanced its anchorless PowerBuoy® design under a prior contract with the Office of Naval Research and is seeking to prototype the design for both defense and commercial applications.

“OPT has a long work history on Department of Defense projects.” continued Mr. Kirby. “Our most recent government effort has been around advancing our anchorless PowerBuoy® design, and we’re nearing the prototype stage. The anchorless PowerBuoy® design is very encouraging to our customers due to its innovative and patented approach to power generation and also the need for a quick-deploy solution throughout markets such as defense and offshore oil and gas.”

“In addition, these markets are undergoing a radical transformation to cleaner and more efficient all electric, all digital, and all autonomous subsea operations. Rapid deployment of persistent power and real-time subsea data communications is the enabling technology. Thanks to our efforts over the past few years, OPT is positioned and ready to enable this transformation today. In fact, we currently have one PowerBuoy® deployed for a global oil and gas operator, another which is undergoing preparation for deployment, and we have two additional PowerBuoys® in various stages of production. We’re speaking with numerous customers about single and multiple PowerBuoy® leases and sales, as well as about studies for incorporating PowerBuoys® into their operations. We’ve also begun the development of our initial Subsea Battery Solution, as well as a quick-deploy liquid fueled PowerBuoy® for shorter duration deployments. We hope to have prototypes of these two products available for our launch customers by late summer of this year. It’s an incredibly exciting time at OPT, and we are laser focused on execution.”

About Ocean Power Technologies

Headquartered in Monroe Township, New Jersey, Ocean Power Technologies aspires to transform the world through durable, innovative and cost-effective ocean energy solutions. Its PowerBuoy® and Subsea Battery Solution product lines, along with its Innovation and Support Services provide clean and reliable electric power and real-time data communications for remote offshore and subsea applications in markets such as oil and gas, defense and security, science and research, and communications. To learn more, visit www.oceanpowertechnologies.com.

Forward-Looking Statements

This release may contain “forward-looking statements” that are within the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are identified by certain words or phrases such as “may”, “will”, “aim”, “will likely result”, “believe”, “expect”, “will continue”, “anticipate”, “estimate”, “intend”, “plan”, “contemplate”, “seek to”, “future”, “objective”, “goal”, “project”, “should”, “will pursue” and similar expressions or variations of such expressions. These forward-looking statements reflect the Company’s current expectations about its future plans and performance. These forward-looking statements rely on a number of assumptions and estimates which could be inaccurate, and which are subject to risks and uncertainties. Actual results could vary materially from those anticipated or expressed in any forward-looking statement made by the Company. Please refer to the Company’s most recent Forms 10-Q and 10-K and subsequent filings with the SEC for a further discussion of these risks and uncertainties. The Company disclaims any obligation or intent to update the forward-looking statements in order to reflect events or circumstances after the date of this release.

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Investor Relations Contact:

Michael Porter, President

Porter, LeVay & Rose

Email: ocean@plrinvest.com

Phone: 212-564-4700

Ocean Power Technologies, Inc.